Exhibit 23.1

consent of independent registered public accounting firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1, of SurgePays, Inc. & Subsidiaries (the “Company”), on November 1, 2021, of our report dated March 31, 2021, on the Company’s consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2020 and the related notes, incorporated by reference to the registration statement of SurgePays, Inc. on Form S-1/A (Amendment Number 6) (File No. 333-233726), and to the reference to our firm under the heading “Experts” in the prospectus.

Very truly yours,

Rodefer Moss & Co, PLLC

November 1, 2021